As filed with the Securities and Exchange Commission on May 8, 2006. Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________
STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway, Jefferson, Louisiana 70121
(Address, including zip code, of principal executive offices)
Stewart Enterprises, Inc. 2005 Directors’ Stock Plan
(Full title of the plan)
Kenneth C. Budde
President and Chief Executive Officer
Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(504) 729-1400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
CALCULATION OF REGISTRATION FEE

Proposed
maximum
		offering		Proposed maximum		Amount of
Title of securities	Amount to be	price per		aggregate		registration
to be registered	registered(1)	share		offering price		fee
Class A Common Stock (no par value per share)	400,000 shares	$5.755	(2)	$2,302,000	(2)	$246.31

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Class A Common Stock of the Company, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Class A Common Stock on the Nasdaq National Market on May 4, 2006.

PART I
Not Applicable.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Stewart Enterprises, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
     (a) The Company’s latest annual report on Form 10-K;
     (b) All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a); and
     (c) The description of the Class A Common Stock of the Company included in Item 1 of the Company’s Registration Statement on Form 8-A dated September 5, 1991, incorporated by reference from pages 37 through 39 of the Company’s Registration Statement on Form S-1, Registration No. 33-42336 filed under the Securities Act of 1933, and any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 83 of the Louisiana Business Corporation Law gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; gives a director or officer who successfully defends an action the right to be so indemnified, subject to specific conditions and exclusions; and authorizes Louisiana corporations to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.
     Our By-laws make mandatory the indemnification of directors and officers permitted by the Louisiana Business Corporation Law. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.
     We have in effect a directors’ and officers’ liability insurance policy that provides for indemnification of our officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in such policy.
     We enter into indemnity agreements with each of our directors and executive officers, pursuant to which we agree under certain circumstances to purchase and maintain directors’ and officers’ liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to us from such insurance. The agreements also provide that we will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre , L.L.P.

23.1	Consent of PricewaterhouseCoopers L.L.P.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson, State of Louisiana, on May 5, 2006.

STEWART ENTERPRISES, INC.
By:	/s/ KENNETH C. BUDDE
Kenneth C. Budde
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kenneth C. Budde and Thomas M. Kitchen, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN P. LABORDE John P. Laborde	Chairman of the Board	May 5, 2006

/s/ KENNETH C. BUDDE Kenneth C. Budde	President, Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2006

/s/ THOMAS M. KITCHEN Thomas M. Kitchen	Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	May 5, 2006

/s/ MICHAEL G. HYMEL Michael G. Hymel	Vice President, Corporate Controller & Chief Accounting Officer (Principal Accounting Officer)	May 5, 2006

Frank B. Stewart, Jr.	Director	______, 2006

/s/ ASHTON J. RYAN, JR. Ashton J. Ryan, Jr.	Director	May 5, 2006

Signature	Title	Date

John C. McNamara	Director	_____, 2006

Alden J. McDonald, Jr.	Director	_____, 2006

/s/ JAMES W. MCFARLAND James W. McFarland	Director	May 5, 2006

/s/ RONALD H. PATRON Ronald H. Patron	Director	May 5, 2006

/s/ MICHAEL O. READ Michael O. Read	Director	May 5, 2006

EXHIBIT INDEX

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of PricewaterhouseCoopers L.L.P.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.